Exhibit 3.3

Secretary of State

204 North Carson Street, Suite 1

Carson City, Nevada  89701-4520

(775) 684-7708

Website:  www.nvsos.com

Certificate of Amendment (PURSUANT TO NRS 78.385 and 78.390)

USE BLANK INK ONLY – DO NOT HIGHLIGHT                                                       ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.

Name of corporation:

Diagnostic Imaging International Corp.

______________________________________________________________________________________________________

2.

The articles have been amended as follows (provide article numbers, if available):

Article Third – As of the filing date of this amendment, the total number of shares of common stock authorized that may be issued by the corporation is Five Hundred Million (500,000,000) shares, par value of $0.001 per share.

3.

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: Stockholders holding 14,390,132 shares of voting stock, representing 61.4% of the outstanding voting power of the corporation, approved this amendment at the corporation’s annual meeting held on May 29, 2013.

4.

Effective date of filing (optional):  Date: _______________     Time: _______________

    (must not be later than 90 days after the certificate is filed)

5.

Signature (required):  __________________________________________

  Signature of Officer

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT:  Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.